Exhibit 8.1

                      PLAN OF REORGANIZATION

     This Plan of Reorganization is made and entered into as of this the 28th day of June, 1996 by and between American Furniture Wholesale, Inc., a Nevada Corporation, hereinafter referred to as "American" and Newriders Limited, a California Corporation, hereinafter referred to as "Newriders".

                             RECITALS

     A. American is a public Nevada corporation in good standing in said state with 25,000,000 shares of $.001 par value authorized and 4,581,000 shares outstanding.

     B. Newriders is a California corporation in good standing in said state engaged in the ownership and operation of Easyriders Cafe Restaurants, Easyriders apparel and clothing stores, Easyriders motorcycle shops and the marketing and distribution of brand names under the Easyriders label and Newriders label.

     C.     American is desirous of acquiring New Riders.

     D. The parties believe it to be in their mutual best interest for American to acquire One Hundred percent (100%) of the common stock of Newriders in exchange for common stock of American.

     E. The parties desire the transaction to quality as a tax free, stock for stock, reorganization pursuant to Internal Revenue Code 368(a)(1)(B), 1986, as amended.

     F. The parties desire to formalize their Agreement and Plan of Reorganization.

NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

     1.     Plan of Reorganization:     The parties hereby adopt a Plan of
Reorganization whereby American will acquire One Hundred percent (100%) of the outstanding common stock of Newriders, pursuant to the terms and conditions set forth hereunder. The parties further acknowledge that it is their intent that such reorganization qualify as a tax free reorganization pursuant to applicable sections of the Internal Revenue Code of 1986, as amended. Both parties, however, will seek their own tax counsel.

     2.     Exchange:    American hereby agrees to transfer to the
shareholders of Newriders Eleven Million (11,000,000) shares of authorized but unissued, common stock and Two Million Two Hundred Fifty Thousand (2,250,000) shares of issued common stock from treasury in exchange for One Hundred percent (100%) of the common stock of Newriders. Said issuance will be made contemporaneously with the receipt of the Newriders shares.

     3.     Business Purpose:    The parties acknowledge that the purpose of
the reorganization is to expand the business of American into the theme restaurant and apparel business and to take advantage of the opportunity that now exist within the theme restaurant business.

     4.     Exempt Transactions:   All parties acknowledge and agree that any
transfer of securities pursuant to this Agreement will constitute an exempt, isolated transaction and that the securities received in such transfer or exchange shall not be registered under federal or state securities law.

     5.     Transfer of Securities:   All parties agree that the common stock
of American received by Newriders shall be distributed directly to the shareholders of Newriders, not more than ten (10) in number. The parties acknowledge that said shareholders have approved the terms and conditions of this Plan of Reorganization and exchange and distribution of American stock.

     6.     Unregistered Securities:    Newriders is aware and acknowledges
that the shares of American to be transferred to Newriders will be unregistered securities and may not be transferred by the holders thereof unless subsequently registered or an exemption from registration is available. The certificates issued to Newriders will bear a legend to the effect that the shares have not been registered and cannot be transferred unless subsequently registered or an exemption from registration is available.

     7.     Default:   In the event that either party defaults in performing
any of its duties or obligations under this Agreement, the party responsible for such default shall pay all costs incurred by the other party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney's fees, whether incurred through legal action or otherwise and whether incurred before or after judgement.

     8.     Notices:    Any notices or correspondence required or permitted to
be given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or may be given to depositing such notice or correspondence in the U.S. mail, postage prepaid, certified or registered, return receipt requested, addressed to the parties at the following address:

American Furniture Wholesale, Inc.
15701 Garfield Avenue
Paramount, California 90723

Newriders Limited
5155 N. Blackstone
Fresno, California 93710

Any notice given by mail shall be deemed to be delivered on the date such notice was deposited in the U.S. mail. Any party may change its address by giving written notice to the other parties as provided above.

     9.     Binding:   This Agreement shall be binding upon the parties hereto
and upon their respective heirs, representatives, successors and assignees.

     10.    Governing Law:   This Agreement shall be governed by and construed
under the laws of the state of Nevada.

     11.    Authority:     The officers executing this Agreement on behalf of
corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of their respective corporations.

     12.    This Agreement may be signed in counterpart.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written.




AMERICAN FURNITURE WHOLESALE, INC.


By: /s/ Tai Tran
    -----------------------------
    Tai Tran, President & Director


By: /s/ Kim Tran
    -----------------------------------
    Kim Tran, Secretary & Director


NEWRIDERS LIMITED

By: /s/ Leon Hatcher/(illegible signature)by Mitchell Purcell Attorney in Fact
    ---------------------------------------------------------------------
    Leon Hatcher, Chairman of the Board   [initials of M. Purcell appear here]

By: /s/ Michael T. Purcell
   ------------------------------------------
    Michael T. Purcell, President and CEO

By: /s/ Rick L. Pierce
   ------------------------------------------
    Rick L. Pierce, Vice President & Director